UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2005 (September 28, 2005)

COMSTOCK HOMEBUILDING COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, 5TH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (703) 883-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On September 28, 2005 (the “Closing Date”), Comstock Homebuilding Companies, Inc. (the “Company”) became a guarantor of the obligations of its wholly-owned subsidiary, Comstock Bellemeade, L.C., a Virginia limited liability company (the “Subsidiary”), pursuant to a Guaranty Agreement, dated the Closing Date (the “Guaranty”), that the Company executed in favor of Bank of America, N.A. (the “Lender”).  Pursuant to the Loan Agreement, dated the Closing Date (the “Loan Agreement”), by and between the Subsidiary (as borrower) and Lender, Lender loaned approximately $47.7 million to Subsidiary to provide a major portion of the financing needed to acquire and develop a condominium conversion project in the Town of Leesburg, Loudoun County, Virginia.  The material terms of the Loan Agreement and the Company’s guaranties are provided in Item 2.03 below.  The disclosure provided in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 1.01.

The property that is the object of the condominium conversion project was acquired pursuant to the Agreement of Sale, dated the Closing Date (the “Agreement of Sale”), by and between Subsidiary (as purchaser) and Bellemeade Farms Investors, LLC, a Delaware limited liability company, FF Bellemeade Farms, LLC, a Delaware limited liability company and FF Investors W-I LLC, a Delaware limited liability company (collectively, the “Seller”).  The Agreement of Sale provides for the acquisition of the 316-unit property for a purchase price of approximately $44.1 million.  On the Closing Date, Subsidiary and Seller closed on the Agreement of Sale.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As provided in Item 1.01, pursuant to the Loan Agreement, the Company guaranteed the performance of certain obligations of Subsidiary.  Pursuant to the Guaranty, the Company has unconditionally and irrevocably guaranteed the payment and performance obligations of Subsidiary under the Loan Agreement.  Furthermore, the Company has also guaranteed the timely completion by Subsidiary of the condominium conversion project in accordance with all applicable laws, including compliance with covenants regarding environmental matters.  The Guaranty requires the Company to maintain certain tangible net worth and also to maintain a certain leverage ratio (liabilities to net worth) at all times during the term of the loan.

The term of the loan is for twenty-four months, beginning as of the Closing Date.  The Loan Agreement contains a mandatory curtailment schedule, pursuant to which the outstanding balance of the loan is reduced on a quarterly basis beginning June 30, 2006.  The Loan Agreement also requires Subsidiary to furnish evidence of Subsidiary’s minimum equity investment in the conversion project in the amount of approximately $8.9 million.  Subsidiary is also obligated to pay to Lender a loan fee as set forth in the Loan Agreement.

The Loan Agreement contains customary covenants by Subsidiary for transactions of this type, including covenants regarding inspections by Lender, mechanics’ liens, real estate taxes, compliance with laws, financial reports and adequate insurance.  The Loan Agreement contains customary events of default, including for non-payment, breaches of contract, false or a materially misleading representation or warranty, insolvency or dissolution of Subsidiary or the

Company, destruction of the property, material adverse change or cross-defaults in other loans with Lender.  Upon the occurrence of an event of default, the outstanding obligations under the Loan Agreement may be accelerated and become due and payable immediately.

The Lender has in the past provided the Company and its subsidiaries with other similar loans to finance similar projects.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 4, 2005

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Jubal Thompson
Jubal R. Thompson
General Counsel and Secretary